Exhibit 99.2

Speaker 1: Well, thank you operator and thanks to everyone for joining us this morning for an update on our solid Q1 performance. As we typically structure this call, I will provide an update on the overall organization, as well as the Merge Healthcare operating group. And Justin Dearborn will provide an update on the Merge DNA side of our business.

S1: Let me start with the fact that last week, we completed our debt refinancing, which entailed replacing our existing 11.75% notes with a new senior secured credit facility consisting of a six-year term loan of $255 million and a five-year revolving credit facility of up to $20 million at an initial rate of 6%. This will have a very positive and immediate impact on our business as we expect to save over $14 million on an annual basis.

S1: Early feedback from clients and partners has been overwhelmingly positive as they have expressed renewed confidence in Merge's longterm health, financially and our viability. Equally important is the fact that we expect this transaction to add almost 4 cents of GAAP EPS on a quarterly basis, a good move by the team. Additionally in the first quarter, total Merge revenue increased to $64 million on a pro forma basis. Adjusted EBITDA was 12.5 million representing 19.5% of pro forma revenue. And subscription-based pricing arrangements generated 15% of total revenue in the quarter as the subscription backlog grew 16% in both of our operating groups. For the Merge Healthcare portion of our business, revenue was 53.6 million, adjusted EBITDA for that group was 14.6 million, or 27.2% of pro forma revenue.

S1: While our overall Q1 EBITDA results did not meet our internal expectations, there are few things worth noting. First, it's only our first quarter so we remain confident that with the final three quarters of the year, we will achieve our full year goals. Second, in light of the quarter's results, we have implemented a multi-faceted plan to improve our COGS or Cost of Goods Sold. We expect to see these results from this activity in Q2. Last, we expect that we will see more net new clients, which I'll speak to in a moment, but we'll see an increase in software revenue which will have a positive impact.

S1: That said, we believe our record sales combined with general trends we saw in Q1 have us off to a good and solid start. These results were fueled by three things; net new sales of iConnect, expansion of strategic client relationships, and adoption of our subscription based Honeycomb solutions. I'd like to briefly address each one of these.

S1: First for the quarter, 11 more clients embraced an enterprise imaging strategy with our iConnect enterprise clinical platform. Even more exciting, many of these clients were net new and we welcome them to the Merge family. And they don't currently have any Merge products within their health system. This signals that the message of an enterprise imaging strategy is resonating with the industry at large and not just with clients who already use a Merge solution.

S1: On our last call, I alluded to the fact that we had line of sight to several net new enterprise imaging and iConnect deals that were very substantial in size. We've made great progress on these net new deals and still see them occurring throughout the year, as well as the market continues to open up for these type of solutions.

S1: Second, in addition to adding net new clients in Q1, we had great success in the expansion of current client relationships. Two examples are Ascension Health and the Centers for Diagnostic Imaging, CDI. Both of these organizations are growing dramatically and decided to expand their relationship with Merge in Q1. Ascension provides care at more than 1,500 locations in 23 states, and has renewed their contract with Merge as well as expanded the services and solutions that it will be purchasing from Merge. The Ascension agreement not only secures Merge's existing relationships for another five years, but provides us with confidence in our ability to expand our relationship across additional product lines.

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S1: Due to the structure of this agreement, this opportunity is not currently contemplated in our non-recurring or subscription backlogs. But we are very excited about the opportunity to work with Ascension and support their growth initiative for years to come, Enterprise Imaging.

S1: CDI, which recently expanded after a major merger is now one of the nation's largest medical imaging service providers. CDI has selected the Merge radiology suite to serve as the platform for the newly merged company and for all future acquisitions, which is positive now and into the future. These are two great examples.

S1: Last, this quarter, we saw seven new clients adopt Merge Honeycomb, our cloud-based archiving solution for their long-term image storage needs. To reiterate the model for those of you who are new to the call, when customers purchase Merge Honeycomb, they contract to pay a per-study fee for every image they store into the cloud plus a small monthly archiving fee. These arrangements are generally three-year agreements, and each client agrees to a minimum annual study volume. Just like you buy songs from iTunes and then store them in the Apple cloud, Merge Honeycomb allows clients to store imaging studies for a per-study fee in the Merge cloud. This quarter demonstrated that this model continues to gain traction.

S1: While we are proud of these Q1 achievements, I also want to remind you that the second and fourth quarters are generally the strongest in the healthcare IT space as they are tied to hospital's budgets and buying cycles. That's the way our industry works. We feel that we're off to a strong start as we work to achieve our full year guidance. With that, I'd like to turn it over to Justin Dearborn.

Justin Dearborn: Thanks, Jeff. I am happy to share an update on the Merge's DNA business. From a financial perspective this quarter, Merge DNA generated 10.4 million pro forma revenue with an adjusted EBITDA of 1 million or 9.6%. Subscription revenue comprised 74% of total revenue for this operating group. While we are pleased with the 30% plus revenue growth quarter over quarter and year over year, our margin was negatively impacted by a high mix of hardware sales and one-time deployment costs we expensed as incurred in the quarter, which we don't expect to continue.

JD: Backlog at March 31st grew from 34.9 million to 40.9 million and is 100% subscription revenue-based. In the past year, subscription backlog has grown by more than 100%. Sales within our eClinical group continue to grow aggressively, both from new and existing customers, and new system capabilities continue to increase total contract value. We saw our average selling price increase by 21% over the prior quarter. We continue to be extremely positive in the revenue and margin growth within this group. Now I'll let Steve provide additional comments on the quarter's financial information.

Speaker 3: Thanks, Justin. As Jeff mentioned, we are extremely pleased to have completed the re-financing of our existing debt in the past week. Before I provide the highlights of the new credit facility, I would like to review the operating results for the first quarter of 2013.

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S3: Total pro forma revenue of 64 million was a record for the first quarter of any year for Merge and an increase of 4% over last year's 61.6 million. We believe that we are on track to deliver on 2013 guidance of 265 to 275 million of revenue. Revenue generated through subscription and other highly predictable sources continue to approximate 60% to total revenue, similar to the latter half of 2012. Specifically, subscription revenue was 15% and maintenance and EDI was 45%. We again experienced strong growth in subscription backlog of 7.2 million in the quarter to 52.8 million, which is easily on pace to achieve the guidance of an increase of 25 million for 2013.

S3: Further, subscription backlog grew in both segments with the clinical trials platform leading the growth. What was particularly encouraging was the adoption of Merge Honeycomb, which is a 100% subscription-based offering and added 1 million to our subscription backlog in healthcare. We expect to see these trends continue to grow in future quarters. Revenue generated through perpetual license agreements, also referred to as non-recurring revenue, contributed the remaining 40% of revenue in the quarter.

S3: Non-recurring backlog decreased to 23.8 million in the first quarter, which is typical in the healthcare IT industry as the fourth quarter is generally the strongest bookings quarter. We expect the non-recurring backlog balance to increase in coming quarters. Gross margin on a pro forma basis was 56% in the first quarter compared to 59% in Q1 of the prior year. The decrease in gross margin is driven by hardware sales, which accounted for 16% of overall sales. This amount was slightly greater than prior periods and the hardware was sold at a slightly lower margin. We do not expect this trend to continue during 2013. Please recall that the mix of software and hardware sales will continue to fluctuate and may impact our gross margin on a quarterly basis.

S3: Offsetting the lower gross margin was an improvement in operating expenses. Cost associated with sales, R&D and G&A decreased to 26 million in the quarter, compared to 27.2 million in Q1 of 2012. Also, we continue to monitor these highly controllable expenses. Adjusted EBITDA for the quarter was 12.5 million or 19.5% compared to the same dollar amount for the first quarter of 2012. We continue to expect adjusted EBITDA of 22 to 24% for 2013. As it pertains to adjusted net income, a significant reason for the 1 cent per share loss in the quarter is attributed to the timing of recording income tax expense under GAAP. While we expect 5 million of tax expense during the year, of which only 1 million is cash taxes, 3 million of that expense was recorded in the quarter.

S3: As a side note, only 250,000 of this total was cash taxes. If the timing of tax expense during 2013 was similar to 2012, Merge would have generated adjusted net income of 3 cents per share in Q1 2013. Another area of continued improvement is the cash generated from operations which was 9.2 million in the quarter, an increase of 6.7 million compared to Q1 of 2012. As a result, the cash balance increased by 8.7 million in the quarter. To add to this momentum, the debt refinancing is expected to result in over 14 million of increased cash from operations annually, starting in the third quarter, purely by cutting our interest rate in almost half.

S3: While all the details of the new credit facility exist in the 8-K filed earlier this week, I wanna highlight some of the notable items, as well as speak to the impact on the income statement going forward. We replaced 252 million of public bonds at an interest rate 11.75 with a $255 million six-year term loan at 6% interest. We obtained a new $20 million five-year revolving credit facility. The term loan was issued at 99% OID, which means we received $252.5 million of cash, which we used to pay off the old debt. The old debt also had a regular semi-annual interest payment due in the quarter and required a 5.875% interest penalty, same as one-half year of interest to retire at this time.

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S3: As a result, we will use cash of no more than $36 million to pay for not only the 31 million of interest and penalty but transaction costs as well. Of that total, we have already paid $34 million. The interest rate on the new debt is technically variable. But we have the ability to hedge this rate which is why we are comfortable calling it 6%. As a result of all this work, the second quarter PNL will have some noise in it. Most notably, the captions below net income from operations are expected to have approximately $24 million of one-time additional expenses.

S3: Starting in Q3, we expect total interest expense and related expenses of approximately 4 million on a quarterly basis going forward. While none of these charges will impact adjusted EBITDA in the second quarter of 2013, the positive news is that starting in the third quarter, we expect this transaction at almost 4 cents of GAAP EPS on a quarterly basis. The end result is an expectation for the company to deliver both net income and EPS on a GAAP basis for the third quarter. To provide some additional context, this transaction means an increase of 15 cents EPS annually compared to analyst consensus for adjusted EPS in 2013 of 19 cents per share.

S3: With that, I'll now turn it over to the operator to open the call up for questions.

Speaker 4: Thank you. If you would like to ask a question, please press star 1 on your phone to be put into the question queue. You will be notified when your line is unmuted.

[pause]

S4: Ryan, your line is unmuted.

Speaker 5: Yeah, guys, can you hear me?

S3: Yeah. Hi, Ryan. Good morning.

S1: Yes. Good morning, Ryan.

S5: Hey, sorry about that. Let me give you a couple of questions on the numbers first and some big picture. First, Jeff, you mentioned some steps you're doing to reduce your cost of goods sold. So two questions are; one, does that relate to the modest restructuring charge you took during the period? And number two, can you give us a little bit more color on what you are doing there to control COGS?

S1: Yeah, so again I think one of the graphs we've talked about over time is that we have been able to run our product portfolio and road maps in a way that have digested what we required over time and have now single platforms for, say, our PACS product versus multiple. Honeycomb is now live and operational versus purely R&D. And iConnect, both from an access share and archive, is up and running and all on a single platform.

S1: So as we look at development as a percentage of the overall operations that continues to go down though we're still able to find and fuel what we need to. Sometimes, some of those products do have third parties that we were using for either analytics or software development resources whereas we get to one product and go forward, we're able to eliminate and cut those out. In the quarter, we released our PACS 6.5 release, which was a very big release and migrates a number of those products into one. And we're able to shed off now in the going forward quarters the number of third party and other costs that will start to strengthen. So that's number one.

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S1: Secondly, as I talked about in the net new clients versus existing clients, it's a much better software services and maintenance mix for us. And as we start to talk about net new, we can see a bigger expression. So lower our cost on the operating side, improve our margin on the net new deal and I think that could have expressed itself even more so had we continued to pull in one or two of those larger deals that we see happening throughout the year.

S5: Okay, that's helpful color. And then in regards to... Maybe for Justin in the DNA business, the 2.1 million in non-recurring sales, did that have to do with the kiosks and is that the hardware commentary you're referencing with the... Somewhat of the margin pressure in the quarter?

JD: Yeah, it's a combination. It is hardware sales, it's kiosk sales and those go to the retail channel, as well as corporate customers for wellness programs. But really, the margin pressure there was around deployment cost on the lease side, so the combination of selling units outright and leasing them. With leasing them, we take the expense of shipping and deployment upfront so it's kind of one-time hit. So the more deployments we do under lease, the further the pressure of the margin is gonna come under. Again, I think that's a... Q1 was a huge deployment. We don't expect the net margin hit to continue.

S5: Okay, perfect. And then maybe one big picture, one for Jeff. In the last quarter you talked about not only the bigger deals in the pipeline to look forward, but also more market activity around the VNA deals. I think you thought maybe upwards of 50 versus the teens last year. Can you talk a little bit about how we are looking for the first third of the year and kind of what you're doing from a sales perspective to make sure you guys capitalize on the big market opportunity ahead of you? Thanks.

S1: Yeah, thanks. So, again, this, to me, was a great opportunity that we likely could've really had an exciting start to the year, had one or two of those came into the quarter. The way I think about it, Ryan, Q4 of last year with all the noise around the PE stuff, we delivered our record quarter of 65 million plus. 90 days later in Q1 after refinancing this debt, we're at 64 million, and a number of those deals, as you know, the buying cycle for hospitals is Q2 and Q4. That's when budget years go. So, we tried to pull one or two of those in. We were successful with current clients, like Ascension and CDI, which are very large and significant for us, but we have existing contracts there and a renewal is much different than a net new.

S1: On the sales side though, we continue to see growth. There are more activity at what I call the large end higher end health system level for image and interoperability. We're seeing that our larger, more experienced sales executives, which we continue to top grade, not add net new but continue to top grade, we're seeing more and more activity there. And I would say a good chunk of my time is in the CEO, CFO and CIO space, which I think a year ago or two years ago, would have been in maybe the director level trying to climb that ladder. So, that visibility and the sales seasonality of Q2 and Q4 have us really poised as an opportunity to, what I think internally, I call the missed opportunity, where externally I think Q2 provides that opportunity to jump the curve.

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S5: Okay, great. Thanks again guys.

[pause]

S4: Chad, your line is unmuted.

Speaker 6: Good morning guys.

S1: Hey, Chad.

S6: So, just kind of going back to the prior question on hardware sales. Justin, should we expect... Was this more of a one-time deal or was this a reorder from some retail client? Should we expect it, the hardware kiosk business, to be a consistent contributor at some amount quarterly throughout the year?

JD: So, a margin contributor, definitely. Some of the margin pain in Q1 are on deployment costs, which we will not incur the same level of deployment costs in Q2 or Q3. So, that was the big hit. It has been a margin contributor over the past six quarters so we expect that to continue in Q2, Q3, Q4.

S6: So you expect it... More kiosk sales?

JD: No, higher margin.

S6: Okay, but what should we call...

JD: [21:10] ____ of the deployment side.

S6: Okay.

JD: Yeah. So looking at it for 2013, I don't expect an increase from what we're at right now. It's like any other transaction, they're fairly large and long. We do continue to sell kiosk into both retail and corporate markets, but Q1 was abnormally high.

S6: And this transaction had nothing to do with Michael?

JD: Correct.

S6: Okay. Justin, on the subscription side of the DNA business and the clinical trial side, backlog gross sequentially was really strong and it has been to some extent the last few quarters. Is that business... And I know, I think from an operating income standpoint, it generated about a million. Is that business at enough scale where we should expect kind of growing operating income or EBITDA contribution from that business throughout the year?

JD: Yes. So, it's generating, again, being coupled with the kiosk business. In Q1, it masked a little bit but it did have its highest margins ever and we don't see why that wouldn't continue. We do have the scale where the platform is complete. Some of that are just comments around the PACS refresh. We did this new platform. It is complete. And we're starting to see the margin as you'd expect from a SAST offering.

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S6: Okay. Should we think about the growth rate of that business being it grew 30% this quarter? Is that about the right way of looking at it for the year?

JD: On an annual basis, perhaps, but not quarter over quarter. So that the spike from... This has been a nicely growing quarter-over-quarter business, but it's subscription revenue so it's not going to spike 30% quarter over quarter. So some of the 30% growth came from the kiosk side of business, but the clinical trials group is growing at a great pace quarter over quarter, and annually, it'll be up a significant number.

S6: Okay, alright. And then Jeff, can you give us a sense of how we should think about... You mentioned in your script the June and the December quarters, obviously, being the two strongest quarters of the year. When you think about, you know you were on the road a lot for the debt refi and kind of the whole management team, I imagine, was kind of focused on that for the last portion of the quarter, not to mention other things. Do you think the quarter was negatively impacted at all? I know you talked about the large enterprise deals that maybe you thought you could get one this quarter that didn't. How much of an impact do you think that had on the business this quarter, the healthcare side?

S1: Yeah, again, I appreciate the question. Again, I want to reiterate, 64 million in a quarter where Q4 was 65 million, I don't know any other peer group in healthcare IT that Q1 exceeds Q4. So I'm sitting here saying one or two enterprise deals that we have our hands under, pull that in, high margin software, boy, a few points would materially make an impact here. But it's Q1, so even if those did come in, I don't know if my comments would be changed. I'd say we're still being operationally-focused. We want to control EBITDA, lower our cost. We want to continue to accelerate and see.

S1: The debt refinancing, while it took time, it was an efficient process. And most importantly, it took away the number one competitive reason our competitors talk about our company. They said, "Well, look at that debt. Could they ever make it?" I said that last time, Chad. So when I talk about our clients and our partners who, in addition to our shareholders are big three, we got strong momentum from the C-suite of our clients and partners who said, "Awesome. Congrats, 14 million a year." You could either service the debt, you could invest it in the business.

S1: My view is we've invested in the business. We need to execute and keep that cash and potentially service the debt; and as Steve said, get to the EPS number by Q3. So, again, I'm not gonna, in Q1, look at the results and say, "Holy cow. We were really close to beating Q4." That would be like the first time in my 15 years in healthcare, so I feel good about it. That said, Q2 budgets end at the end of June and they start anew in July, so we're right in the middle of a number of these deals that could positively impact at the size we are. They could sway... They could move the meter meaningfully in a positive way once we bring a couple of them right into the barn. And I feel that the visibility we're at and the focus on where we're at, gives us that opportunity. I expect you and the rest of the group to wait to see. That's okay. But I see the momentum and I see it... It's our turn to execute on it.

S6: Okay, great. And then last one for me, for Jeff, the iConnect suite or enterprise platform, specifically VNA, and I know industry people look at it differently, but what do you think your win rate has been in VNA or broader iConnect opportunities out there in the marketplace

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S1: Yeah. So, remember, our iConnect solution in enterprise imaging stack is being provided by one provider, Merge. When we go up against our competitors in the space, it takes two to three of those companies to patch together a solution design that sticks against us. So right off the bat, Chad, we get a high degree of win because we're just easier to do business with, right? One implementation, one contract, one integrated platform versus three. So in that standpoint, we are clearly ahead of our competition. The big question that is coming is we are now in circles where we are taking on the largest PACS, the largest providers of imaging, the GE, the Philips, the biggest guys who forever have had a dominate position at the largest health systems. We are positioned as, here's another company at a significantly reduced price point than that uber premium from those guys that could positively generate a return on investment, be nimble enough to implement.

S1: So we'll track both iConnect, but we'll also track specifically VNA, since that's kind of the mothership of the stack, and that's the one that we think we're in the street fight with as it comes to either dethroning the existing guy 'cause that's net new. You have to take out the existing guy. And two, a win there is a great opportunity for our entire portfolio. So continue to stay very focused on that.

S1: And, again, if you think about Ascension and if you read about Ascension, Chad, they're buying 10 to 15 hospitals a year, we're the recipient of that. CDI buys 40 imaging centers, we're the recipient of that. So, again, lining up against those opportunities where we're completely now focused, right, refinancing is over. We closed down last quarter that noise, we are very focused now, and we were one or two deals away from a few of these digits looking differently, but I'd still have the same commentary. It's Q1, we were pretty darn close to beating Q4 and I'm pretty optimistic about our opportunities for the rest of the year.

S6: Yup, I hear you. Nice job on the quarter.

S1: Thanks, Chad.

[pause]

S4: Deepak, your line is unmuted.

Speaker 7: Good morning guys, thank you for taking my questions. Jeff, just to start a big picture question for you. What would be the number one or number two growth driver for you. Would it be a secular trend where hospitals are now past the EMR implementation? Would it be meaningful use to regulations where now providers, some who might not have been focused on imaging are focused there? What would you describe as the top two or three growth drivers for you going forward?

S1: Yeah. Thanks Deepak and good morning. I think when we positioned iConnect a year or two ago, we talked about simple iConnect access, simple iConnect share and that the driver would be the vendor neutral archive. And so, what is present today, the denominator today is the VNA, vendor neutral archive because that allows all of their images to get into one solution, readying them to attach those images to their EMRs. And you are correct, we are past EMR. As I read our other companies in the health care space, their reports, not seeing a lot of strong growth in those EMR-only businesses, that signals we're past that.

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S1: So, when we talk to the CIO, he says, "I've got a number of ailing imaging systems. I've got to get all these images into one and attach them up into the medical record." There is really two drivers there, revenue opportunity as they go to their referring positions, they want to be easy to do business with. And then the CFO is pounding the table saying, "I need to save money. I've got four different systems for imaging. I've got four different storage components. Let me look at Honeycomb as a repository, a cheaper way to store. And let me look at the iConnect stack as a more effective way to keep all my images in one location." Those two drivers are clearly leading the day for us. I think then what also comes along with that is a continuation of the cardiology stack of solutions, which is the evolution of the hospital and health system wanting to get cardiology aligned with radiology. And that's where our class rated number one product starts to really show well. Right?

S1: We have good strong clients with great reference ability, with proven results that comes together. Now, package those three things together, we are several million dollars plus in the offering, and that's going to take a committee or two at the hospital side to purchase, which is why I talked about Q2 and Q4. In any given quarter, you can move a few hundred thousand dollar deal through any hospital or through any ambulatory imaging center. The several million dollar ones are gonna have to really line up and go through their process, which lines up to the way we talked about the seasonality of our clients.

S7: That's perfectly understandable and I think makes sense. On the competitive front, you talked about you are now having the confidence or the ability to go up against the big players. We have in the market place that Philips and others are also very aggressive in their positioning. So, you think it's a matter of pricing that you can come in at a lower price point. Why couldn't they come at a lower price point? And I have another follow up on the competitive front as well.

S1: Yeah. So, I think this is one where we stand as "Switzerland", right? We don't sell magnets or scanners. Our business key drivers is not selling imaging equipment where then we would throw in the imaging software. All of our data and all industry data say, hospital's capital budgets are not being spent on million dollar plus CT scanners and MRI machines. They are making do with what they have. So, when that stalls, the rest of those large guys stall the rest of their world, right? The rest of their PNL gets hurt. Merge comes in and says, "Look, we could consolidate all of your imaging silos into one system." So Deepak, I can consolidate all of the songs at all my kids telephones into one iTunes library. So, same thing for the hospital and I can store it.

S1: One of the things I want to make sure is clear is with Honeycomb up and running, our subscription growth, while it's only $1 million, should signal that we are selling Honeycomb to places where there is a lower cost basis to store in the clouds than on premise by buying more hardware. And that will continue to grow, and that demonstrates those are all subscription, and that will demonstrate that we'll tag on Honeycomb to large iConnect deals as yet another ROI. So, that type of discussion, number one.

S1: Number two, remember, all of these large, large systems that expect to receive millions of dollars through Meaningful Use, haven't received it all yet. They've only received stage one, which is 18,000 per physician not the 44. So, they're still operating very nimbly. I haven't had a meeting yet where the CFO says, "You understand, we're down 2% 'cause of the sequester." Immediately, every hospital is down 2% 'cause of the sequester. They want to know what can you do to help me save that? And I think that's where our portfolio, that's where our ROI comes in to place. What are you paying for storage? Right out of the gate, what are you paying? And then we can provide that solution in the offering there.

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S1: So, those are some of the highlights that we see when we are table-to-table with many of our prospective clients. And it's about executing and bringing them in on our timeline and taking advantage of that market opportunity which is no longer stalling because they're gonna buy an EMR.

S7: Then, I guess, what's the... What are some of the puts and takes in expanding with a large entity like Ascension or CDI? I mean, you're expanding some of your solutions there, I assume you're giving up some on pricing as well.

S1: So, in both of those cases, they've been existing clients for a long time and some of our larger clients on an annualized basis. So, we have the strength of history and demonstrating our results. So, when we get into a pricing discussion, we've got proven results that offset any negotiation, number one.

S1: Number two, it's like I talked about, net new gives us more upfront revenue, right? When you're selling to the same client, you're right, they do expect a little bit of a discount. So, while we may get strength in professional services and maintenance, it's the net new products where we'll see strength in the software. So, those two examples were excellent for the business long term and will provide consistency as they roll out new hospitals and new products.

S1: What I think is important to note too because of the intimate nature of those deals and not a net new agreement, we are not recognizing that model in any of our subscription or non-recurring backlog, though internally we have a great trajectory of what their strategic growth plans are and we'll just keep adding to that each quarter as we talked about it.

S7: Thank you, and one last one for Justin. And somebody asked earlier, your eClinical business continues to do well, some pretty nice balance in the backlog. How much are you focused on the kiosk business now? I would imagine, because there are some inherent, in the sense you have to make upfront to replace all of the 20,000 or so old, outdated kiosks that you acquired, that your focus is on the high growth, improving margin, eClinical business, but any update there would be helpful.

JD: Sure, good question. So, as you might imagine, I think, and from the tone of your question you know the answer. We are focused in the eClinical group. It's a great time right now. The market is taking off partly due to, I think, our platform as well as just the market overall is doing well. You could see that earlier in the week with Medidata, which is our really only public competitor in the space and they've been on quite a run as well. So, the space is good right now. I think we're winning our unfair share of deals, but the space is hot. We've got a great product so you can imagine we're focused on that space.

S7: Thank you.

JD: Thank you.

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S4: Eric, your line is unmuted.

Speaker 8: Thank you. Good morning. One of the issues in the past from folks not buying into the Merge story was a belief that with all of the MNA, say, 2000... Circa 2008-09 through 2011-12, the revenue growth reports were not really organic revenue growth reports. And as I look at this now, and correct me if I'm wrong, is it true that there's only one very small acquisition that has yet to annualize in your reported results? Is that a fair statement?

S1: That is correct, Eric. There was one small acquisition back in Q1 of 2012. But from the perspective of going forward, it's all like-for-like comparison and that was very small. So, the impact, if you're looking at Q1 '13 versus Q1 '12 was insignificant at best.

S8: Yeah. No, I think I had a couple hundred thousand at the most. So, it's all organic numbers starting Q2.

S1: Correct.

S8: Good, okay. Now Justin, you mentioned on eClinical, I believe I heard you say something about ASP being plus 21%. I just wanna clarify, are you saying that the average ticket size is 21% higher or that you're actually raising prices in that business line?

JD: Ticket sales.

S8: Okay, got it. Subscription at roughly 15% of total today. I'm hoping to get a little bit of update on the trajectory and where you see subscription moving over the next few quarters and then, say, over the next three to five years as a percent of total.

S3: Yeah. Eric, this is Steve. You probably don't see much increase on a quarter-by-quarter basis here, from a subscription revenue perspective. We would expect to see the backlog continue to grow at the Q1 trajectory or, quite frankly, even a little greater. But the expression into revenue will take a little time 'til you see the buildup. Pardon me. That said, over the next three to five years, that percentage growth of overall revenue, we would expect to see that grow from the 15% today to, on the low side, 20% at the high side, potentially 25% plus of the overall revenue composition. So, when you tie that with the maintenance stream, which we would expect to also continue to be above the 45% that it is today, we're looking at over 65-70% of the total revenue of the company, three to five years, coming from those two highly predictable sources.

S8: Okay, great. And last one, Steve. I think when you gave guidance last period or gave some color last period, I believe you talked about the taxes for the year being in the range of about 2.7 million and, obviously, we're already above that number in the first quarter. First, could we get an update on what the new projected taxation is for 2013 realizing that most of that is non-cash? And then what does that signal to us, that you're so much higher here in the first quarter? It looks to me like that would signal that you're basically implying that you now expect a faster and higher return to profitability than perhaps even a few months ago. Is that safe to say?

S3: I think that is... So I'll answer it in reverse. Yes, it's safe to say from the expectation perspective for the full year. So, tax number for full-year expectation is 5 million. So you are correct, that's up from the 2.7 that we provided in our original guidance. The cash tax number has not changed. That number's expected to be $1 million for the total year. It was about 250,000 for the first quarter, so that number looks like it'll come in as expected.

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S3: But from just a timing perspective, and then the way we have to apply GAAP, pardon me, which seems a little counter-intuitive, and normally when you have losses or greater losses, you'd have less tax or even a potential benefit, but there's an item flowing through on the US side that flows counter to that natural intuitive. But, should flatten out from a tax dollar expense number in the future quarters at roughly 750,000 or so, so the remaining 2 million expectation would come over three quarters. And to your original last point of your question, yes, that would signal an expectation for a return to profitability. And I mentioned it in my prepared comments that in the third quarter, we expect to be on a GAAP basis net income and EPS positive, which I think for the company would be the first time since probably back in 2005.

S8: That's great. Good work. Good progress. I'll leave it there.

S1: Thanks Eric.

S3: Thanks Eric.

S4: Gene, your line is unmuted.

Speaker 9: Well, thanks. Good morning and congrats on a good quarter. Question on the DNA backlog, obviously impressive, grew again over 100%. Justin, can you tell us what that... Whether that backlog is a reflection of expansion of existing customers in studies or weighted more toward Greenfield clients?

JD: That's a little heavier weighted to expansion within existing customers. If you looked at some of our CRO clients they are the largest in the world, so to get additional mind-share with them and bid additional phases has been the strategy. We did sign 37 net new clients in the quarter, so a huge uptake there as well. But we've seen, and I think, I know Gene, you follow Medidata solutions, they do the same thing there. But the CROs are winning a lot of business right now and that channel has been very strong for us. So to grow with Quintal's, for example, is a great thing for us. Love the net new accounts as well, but love the large multinational CROs a little bit better.

S9: Very good, okay. And then, Jeff, in the healthcare segment, you talk about some of these large deals in the pipe. Can you share with us at least what the status is? I mean, are you bender of choice in these deals? And is it a matter of going through the committee and board approvals? Or, where are you in the process?

S1: Yeah, thanks Gene. So the process that most hospitals go through when they run their selection criteria is they go to market, there's an RFI or an RFP, and then you go through the selection, and then they whittle it down, and then they name the VOC. And at that point, they have funding, and then you enter into, from a net new client, you enter into the contract process, which can add a few months, quite frankly. And so, in many of these, we are VOC, and we are in that process, and it's a timing question, right? So as I talked about, in some of these deals, we are whale hunting not bass hunting or fishing. So getting them close, we gotta pull them in, and you'll see the reflection of that due to our size and the impact those can have. So encouraged by it, again, Q2 should be, as it always is, a good selling quarter, and it should help us kind of throttle the rest of the year, but it's about executing and bringing them all the way into the boat versus of getting them alongside of the boat.

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S9: Okay, great. Thank you Jeff. And then just stepping back, I can appreciate the notion of stage two Meaningful Use and how image sharing is taking more of a front seat. So when I think about the timing of when this will play out given that adaptation for Meaningful Use Q2 doesn't really begin until October of 2014, would we expect your adoption here to be a gradual phased approach or more of a 2014 event?

S1: Yeah, so, great question. And, again, I wanna start with the end question from the last call. We are making great progress on these metrics that if you'd been following over time, you're seeing things like pay taxes and positive EPS and this debt. And so, what is not contemplated is the positive nature that for the next two years plus, we're going to see more importance on the hospital side to lower their costs and to streamline their process. One of those processes is imaging because of the cost, right? And so, as you look at the size of that industry where everybody does imaging, non-profit, for-profit, chain, community, rural, urban, everybody does imaging. You're going to see that those that have been already past phase one, the large academics where there was deep pockets are moving forward.

S1: So, we don't see this as a one-time event, but a gradual, over the next few years continuation and adoption of this strategy we've been putting together. As we've strengthened the balance sheet now, as we've strengthened the message and have brought these products to market, Gene, we really feel like we've entered this enterprise sales solution selling at a tier level that we haven't been at a year ago.

S1: And so, that should bear out with the Meaningful Use regulations, whether it's two, three or finishing, whether it's the ICD10 which is gonna drive more change, cloud-based for lowering their costs. All of those things resonate in the discussion we had and the overall simplification of they don't wanna have nine imaging vendors. They'd like to have one over time.

S9: Okay, very good. Thanks, Jeff.

S1: Okay. Well, thanks to everybody for all those questions and I'm glad we took the time to answer them. I'd like to wrap up a few things and reiterate a few highlights from the call this morning. One, we're very pleased with our record Q1 results. We're in a good selling season now in Q2 and look forward to continue that progress. Think about it, we almost beat Q4, which is unheard of in an industry like ours. We're excited about the re-financing of our debt and the way it's been received so positively by our clients and our partners. We are even on more solid footing financially than ever before. And lastly, we are gratified to see a strong adoption of enterprise imaging of subscription-based solutions in both of our operating segments and look forward to this momentum accelerating as we move into the next three quarters of the year. I'd like to thank everybody for their time today and make it a super day. Thanks.

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